EXHIBIT 11.1 COMPUTATION OF NET LOSS PER SHARE


                                               Three Months         Six Months
                                                  Ended               Ended
                                              June 30, 1997       June 30, 1997
                                              --------------     ---------------
Weighted average shares outstanding..........     12,996,498          12,996,498
                                                 ===========         ===========

Net loss attributable to common shares.......    $  (185,000)        $  (764,000)
                                                 ===========         ===========

Net loss per common share....................    $     (0.01)        $     (0.06)
                                                 ===========         ===========




                                      11